Use these links to rapidly review the document

Filed pursuant to Rule 424(b)(5)
Registration No. 333-194226

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated June 1, 2015

Prospectus supplement
(To Prospectus dated February 28, 2014)

$

$             % Senior notes due 2025
$             % Senior notes due 2045

The         % Senior Notes due 2025 (the "2025 Notes") will bear interest at the rate of         % per year. The         % Senior Notes due 2045 (the "2045 Notes" and, together with the 2025 Notes, the "Notes") will bear interest at the rate of         % per year. We will pay interest on each series of Notes on                           and                            of each year, beginning on                                        , 2015. The 2025 Notes will mature on                                        , 2025. The 2045 Notes will mature on                           , 2045. We may redeem some or all of each series of Notes at any time at the redemption prices described under the caption "Description of the Notes—Optional Redemption."

The Notes will be unsecured, unsubordinated obligations of our company and will rank equally with all of our other existing and future unsecured, unsubordinated indebtedness.

Investing in the Notes involves risks. See "Risk factors" beginning on page S-3 of this prospectus supplement.

Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per 2025 Note		Total	Per 2045 Note		Total

Public Offering Price	%	$		%	$
Underwriting Discount	%	$		%	$
Proceeds to Marathon Oil (before expenses)%		$		%	$

Interest on the Notes will accrue from June     , 2015.

The Notes will not be listed on any securities exchange. Currently, there is no public market for the Notes.

We expect to deliver the Notes to investors in registered book-entry form only through the facilities of The Depository Trust Company on or about June     , 2015, which will be the seventh business day following the date hereof. See "Alternative settlement date."

Joint Book-Running Managers

J.P. Morgan	Morgan Stanley

June     , 2015

S-i

About this prospectus supplement

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC") using a "shelf" registration process. Under this process, the document we use to offer securities is divided into two parts. The first part is this prospectus supplement, which describes the specific terms of the offering and also updates and supplements information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus that was filed as part of the registration statement, which provides you with a general description of the securities we may offer. If information varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. Before purchasing the Notes, you should read carefully both this prospectus supplement and the accompanying prospectus, together with additional information described under the heading "Where You Can Find More Information" in this prospectus supplement.

When making your investment decision in the Notes, you should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus prepared by us or on our behalf. No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by us or on our behalf. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy securities other than the securities described in this prospectus supplement, or an offer to sell or the solicitation of an offer to buy any securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus supplement or the accompanying prospectus nor any sale made under this prospectus supplement or the accompanying prospectus shall, under any circumstances, create any implication that there has been no change in the affairs of Marathon Oil Corporation or any of its subsidiaries since the date of this prospectus supplement or that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is correct as of any time subsequent to the date of such information.

As used in this prospectus supplement, the terms "Marathon Oil," "we," "us" and "our" may, depending upon the context, refer to Marathon Oil Corporation or to Marathon Oil Corporation and its consolidated subsidiaries taken as a whole.

Alternative settlement date

It is expected that delivery of the Notes will be made on or about the closing date specified on the cover page of this prospectus supplement, which will be the seventh business day following the date of pricing of the Notes (this settlement cycle being referred to as "T+7"). Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the initial pricing date of the Notes or the next three succeeding business days will be required, by virtue of the fact that the Notes initially will settle on T+7, to specify alternative settlement arrangements at the time of any such trade to prevent a failed settlement and should consult their own advisor.

Marathon Oil Corporation

General

We are a global energy company based in Houston, Texas, with operations in North America, Europe, and Africa. Each of our three reportable operating segments is organized based upon geographic location and the nature of the products and services it offers.

•
North America Exploration and Production—explores for, produces and markets liquid hydrocarbons and natural gas in North America;

•
International Exploration and Production—explores for, produces and markets liquid hydrocarbons and natural gas outside of North America and produces and markets products manufactured from natural gas, such as liquefied natural gas and methanol, in Equatorial Guinea; and

•
Oil Sands Mining—mines, extracts and transports bitumen from oil sands deposits in Alberta, Canada, and upgrades the bitumen to produce and market synthetic crude oil and vacuum gas oil.

Our principal executive offices are located at 5555 San Felipe Street, Houston, Texas 77056-2723, and our telephone number is (713) 629-6600. Our common stock trades on the New York Stock Exchange under the symbol "MRO".

Risk factors

Before making an investment in the Notes, you should consider carefully the risk factors identified in Part I, Item 1A. "Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2014. You should also carefully consider the other information set forth in this prospectus supplement, the accompanying prospectus, any free writing prospectus prepared by us or on our behalf and the documents incorporated by reference in this prospectus supplement before making an investment decision with respect to the Notes. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also materially impair our business operations. The events discussed in the risk factors incorporated by reference in this prospectus supplement and the accompanying prospectus may occur. If they do, our business, results of operations or financial condition could be materially adversely affected. In such case, the trading price of our securities, including the Notes, could decline and you might lose all or part of your investment.

Risks relating to the notes

Our financial condition is dependent on the earnings of our subsidiaries.

We are a holding company and our assets consist primarily of direct and indirect ownership interests in, and our business is conducted substantially through, our subsidiaries. We rely primarily on dividends or other distributions from our subsidiaries to meet our obligations for payment of principal and interest on our outstanding debt obligations and corporate expenses. Consequently, our ability to repay our debt, including the Notes, depends on the earnings of our subsidiaries, as well as our ability to receive funds from our subsidiaries through dividends or other payments or distributions. The ability of our subsidiaries to pay dividends, repay intercompany debt or make other advances to us is subject to restrictions imposed by applicable laws (including bankruptcy laws), tax considerations and the terms of agreements governing our subsidiaries. Our foreign subsidiaries in particular may be subject to currency controls, repatriation restrictions, withholding obligations on payments to us, and other limits. If we do not receive such funds from our subsidiaries, we may be unable to pay interest or principal on the Notes when due.

Because we are a holding company, the notes are structurally subordinated to all of the indebtedness of our subsidiaries.

The Notes are our general unsecured obligations and are not guaranteed by any of our subsidiaries. We are a legal entity separate and distinct from our subsidiaries, and holders of the Notes will be able to look only to us for payments on the Notes. In addition, because we are a holding company, our right to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise, and the ability of holders of the Notes to benefit indirectly from that kind of distribution, is subject to the prior claims of creditors of that subsidiary, except to the extent that we are recognized as a creditor of that subsidiary. All obligations of our subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to us. Excluding intercompany liabilities, as of March 31, 2015, our subsidiaries had approximately $9 million of indebtedness, consisting primarily of capital leases, and approximately $7.564 billion of other liabilities, which includes trade payables, asset retirement obligations and income taxes payable. We also have joint ventures and subsidiaries in which we own less than 100% of the equity so that, in addition to the structurally senior claims of creditors of those entities, the equity interests of our joint venture partners or other shareholders in any dividend or other distribution made by these entities would need to be satisfied on a proportionate basis with us. These joint ventures and less than wholly owned subsidiaries may also be subject to restrictions on their ability to distribute cash to us in their financing or other agreements and, as a result, we may not be able to access their cash flow to service our debt obligations, including in respect of the Notes. Accordingly, the Notes are structurally subordinated to all existing and future liabilities of our subsidiaries and all liabilities of any of our future subsidiaries.

The notes do not restrict our ability to incur additional unsecured debt or to take other actions that could negatively impact holders of the Notes.

Neither we nor our subsidiaries are restricted under the terms of the Notes from incurring additional unsecured debt. In addition, the limited covenants applicable to the Notes do not require us or our subsidiaries to achieve or maintain any minimum financial results relating to our financial position or results of operations. Further, the indenture does not contain provisions that would afford holders of the Notes protection in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged or similar transaction. Our ability and the ability of our subsidiaries to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the Notes could adversely affect our capital structure or credit rating or have the effect of diminishing our ability to make payments on the Notes when due. In addition, neither we nor our subsidiaries are restricted by the terms of the Notes from repurchasing common stock or any subordinated indebtedness that we may incur in the future.

The notes will be effectively junior to all secured indebtedness unless they are entitled to be equally and ratably secured.

The Notes are our senior unsecured obligations and rank equally with all our other unsecured indebtedness. The Notes will be effectively subordinated to any secured debt we may incur in the future to the extent of the value of the assets securing such debt. Although the indenture with respect to the Notes limits our ability to incur secured debt, if we default on the Notes, become bankrupt, liquidate or reorganize, any secured creditors could use our assets securing their debt to satisfy their secured debt before you would receive any payment on the Notes. If the value of the collateral is not sufficient to pay any secured debt in full, our secured creditors would share the value of our other assets, if any, with you and the holders of other claims against us that rank equally with the Notes. As of March 31, 2015, we had approximately $6.394 billion of consolidated indebtedness outstanding, none of which was secured.

There is no established trading market for any series of the Notes and you may not be able to sell the Notes.

Each series of Notes is a new issue of securities with no established trading market. Although the underwriters may make a market in the Notes of each series, they are not obligated to do so and any of their market making activities may be terminated or limited at any time. We do not intend to apply for listing of any series of the Notes on any securities exchange or for quotation on any automated dealer quotation system. Accordingly, we cannot assure you as to the liquidity of any market that may develop for any series of the Notes, the ability of holders of the Notes to sell their Notes or the prices at which their Notes could be sold. The liquidity of any market for any series of the Notes will depend on the number of holders of those Notes, the interest of securities dealers in making a market in those Notes and other factors. Further, if markets were to develop, the market prices for the Notes may be adversely affected by changes in our financial performance, changes in the overall market for similar securities and performance or prospects for companies in our industry.

Our credit ratings may not reflect all risks of your investment in the Notes.

The credit ratings assigned to the Notes are limited in scope and do not address all material risks relating to an investment in the Notes, but rather reflect only the view of each rating agency at the time the rating is issued. There can be no assurance that such credit ratings will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by the applicable rating agency, if, in such rating agency's judgment, circumstances so warrant. Agency credit ratings are not a recommendation to buy, sell or hold any security. Each agency's rating should be evaluated independently of any other agency's rating. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under review for a downgrade, could affect the market value of the Notes and increase our corporate borrowing costs. Neither we, the trustee nor any underwriter undertakes any obligation to maintain the ratings or to advise holders of Notes of any change in ratings.

Use of proceeds

We estimate that the net proceeds we will receive from the sale of the Notes in this offering will be approximately $             , after deducting underwriting discounts and our expenses of the offering. We intend to use $1.0 billion of the net proceeds to repay our 0.900% Senior Notes due 2015 maturing on November 1, 2015 and the remainder for general corporate purposes. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

Ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends

Our ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for each of the periods indicated, in each case determined on a total enterprise basis, are as follows:

	Year ended December 31,					Quarter ended March 31,
	2010	2011	2012	2013	2014	2015

Ratio of earnings to fixed charges*	3.51	4.08	10.15	7.65	4.88	—**

*      We closed the sale of our Angola assets in the first quarter of 2014 and our Norway business in the fourth quarter of 2014 and our downstream business was spun-off on June 30, 2011. All previous periods have been recast to reflect these businesses as discontinued operations.

**    Earnings were insufficient to cover fixed charges by $423 million in the three months ended March 31, 2015.

Our ratio of earnings to combined fixed charges and preferred stock dividends is the same as our ratio of earnings to fixed charges. Currently, we have no preferred stock outstanding. Please see our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 for a description of the computation of our ratios of earnings to fixed charges. See "Where You Can Find More Information."

Description of the notes

The following description of the Notes offered by this prospectus supplement is intended to supplement, and to the extent inconsistent, to replace, the more general terms and provisions of the debt securities described in the accompanying prospectus, to which we refer you. We will issue the Notes pursuant to an officers' certificate setting forth the specific terms applicable to the Notes. Each series of Notes is a separate series of debt securities. This description of the Notes is only a summary. You should read the indenture we refer to below and the Notes for more details regarding our obligations and your rights with respect to the Notes.

General

The 2025 Notes will mature on                           , 2025. The 2045 Notes will mature on                           , 2045. Each series of Notes will be issued in fully registered form only in denominations of $1,000 and integral multiples of $1,000.

The 2025 Notes and the 2045 Notes are initially being offered in the respective principal amounts of $             and $             . We may, without the consent of the holders, increase such principal amounts in the future, on the same terms and conditions and with the same CUSIP numbers, as the Notes being offered by this prospectus supplement. We will not issue any such additional Notes unless the additional Notes are fungible with the Notes being issued hereby for U.S. federal income tax purposes. Interest on the Notes will accrue at the respective rates of         % per annum and         % per annum and will be payable semiannually on                           and                            of each year, beginning on                                        , 2015, to the persons in whose names the Notes are registered at the close of business on the                           and                            preceding the respective interest payment dates, except that interest payable at maturity shall be paid to the same persons to whom principal of the Notes is payable. Interest on the Notes will be paid on the basis of a 360-day year consisting of twelve 30-day months. The Notes will be issued under an indenture dated as of February 26, 2002, between The Bank of New York Mellon Trust Company, N.A., as trustee (the "Trustee"), and us.

Optional redemption

Except as otherwise described below, the Notes of each series will be redeemable in whole at any time or in part from time to time, at our option, prior to                           , 2025 (three months prior to the maturity date), in the case of the 2025 Notes, and prior to                           , 2044 (six months prior to the maturity date), in the case of the 2045 Notes, at a redemption price equal to the greater of:

•
100% of the principal amount of the Notes of that series to be redeemed; or

•
the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the then current Treasury Rate plus                           basis points for the 2025 Notes and                           basis points for the 2045 Notes.

If the 2025 Notes are redeemed on or after                           , 2025 (three months prior to the maturity date) and if the 2045 Notes are redeemed on or after                           , 2044 (six months prior to the maturity date), we will pay a redemption price equal to 100% of the principal amount of the Notes redeemed.

In each case, we will pay accrued and unpaid interest on the principal amount being redeemed to the date of redemption.

For purposes of the foregoing discussion of optional redemption, the following definitions are applicable:

"Business Day" means any calendar day that is not a Saturday, Sunday or legal holiday in New York, New York or Houston, Texas and on which commercial banks are open for business in New York, New York and Houston, Texas.

"Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term ("Remaining Life") of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

"Comparable Treasury Price" means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Trustee obtains fewer than           such Reference Treasury Dealer Quotations, the average of all such quotations.

"Independent Investment Banker" means one of the Reference Treasury Dealers that we appoint to act as the Independent Investment Banker from time to time.

"Reference Treasury Dealer" means each of J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC,           ,           ,            and their respective successors which we specify from time to time; provided, however, that if any of them ceases to be a dealer in U.S. Government securities (each a "Primary Treasury Dealer"), we will substitute therefor another Primary Treasury Dealer.

"Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee and agreed by Marathon Oil, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

"Treasury Rate" means, with respect to any redemption date, the rate per year equal to: (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue; provided that, if no maturity is within three months before or after the Remaining Life of the Notes to be redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month; or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third Business Day preceding the redemption date.

Notice of redemption will be mailed at least 30 but not more than 60 days before the redemption date to each holder of record of the Notes to be redeemed at its registered address. The notice of redemption for the Notes will state, among other things, the series and amount of Notes to be redeemed, the redemption date, the redemption price (or method of calculation of such redemption price if such redemption price is not then determinable) and the place or places that payment will be made upon presentation and surrender of Notes to be redeemed. Unless we default in the payment of the redemption price, interest will cease to accrue on any Notes that have been called for redemption at the redemption date. If fewer than all of the Notes of a series are to be redeemed at any time, then, not more than 60 days prior to the redemption date, the particular Notes or portions thereof for redemption from the outstanding Notes not previously called shall be selected in accordance with DTC procedures.

Sinking fund

There is no provision for a sinking fund for the Notes.

Ranking

The Notes will constitute unsecured and unsubordinated obligations of Marathon Oil Corporation and will rank equally with all its other existing and future unsecured and unsubordinated indebtedness.

We derive substantially all of our operating income from, and hold substantially all of our assets through, our subsidiaries. Accordingly, the Notes will be structurally subordinated to the liabilities of our subsidiaries, including trade payables. For a discussion of our holding company structure and our ability to obtain distributions of earnings and cash flows from our subsidiaries, see "Description of Debt Securities—General" in the accompanying prospectus and "Risk factors" beginning on page S-3 of this prospectus supplement.

As of March 31, 2015, our subsidiaries had approximately $9 million of indebtedness, excluding intercompany liabilities. As of March 31, 2015, as adjusted to give effect to the issuance of the Notes and our application of the net proceeds from that issuance as described under "Use of Proceeds," we would have had an aggregate of $             of consolidated indebtedness.

Certain covenants

Certain covenants in the indenture limit our ability and the ability of our subsidiaries to:

•
create or permit to exist mortgages and other liens;

•
enter into sale and leaseback transactions; and

•
merge, consolidate or transfer all or substantially all of our assets.

The officers' certificate with respect to each series of Notes will modify the covenant regarding the creation of mortgages and other liens to state that Marathon Oil may, and may permit its subsidiaries to, grant mortgages or incur liens on property covered by the restriction described in "Description of Debt Securities—Restrictive Covenants Under the Senior Indenture—Creation of Certain Liens" in the accompanying prospectus as long as the net book value of the property so encumbered, together with all property subject to the restriction on sale and leaseback transactions described in "Description of Debt Securities—Restrictive Covenants Under the Senior Indenture—Limitations on Certain Sale and Leaseback Transactions" in the accompanying prospectus, does not, at the time such mortgage or lien is granted, exceed 15% of our "Consolidated Net Tangible Assets," as such term is defined in the indenture.

For a description of these covenants, except as modified herein, see "Description of Debt Securities—Restrictive Covenants Under the Senior Indenture" and "Description of Debt Securities—Merger, Consolidation and Sale of Assets" in the accompanying prospectus.

Defeasance

Under certain circumstances, we will be deemed to have discharged the entire indebtedness on all of the outstanding Notes by defeasance. See "Description of Debt Securities—Satisfaction and Discharge; Defeasance Under the Senior Indenture" in the accompanying prospectus for a description of the terms of any discharge or defeasance.

Book-entry system

We will issue the Notes of each series in the form of one or more fully registered global notes (each, a "global note") initially in the name of Cede & Co., as nominee of The Depository Trust Company ("DTC"), or such other name as may be requested by an authorized representative of DTC. The global notes will be deposited with DTC and may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor of DTC or a nominee of such successor. Unless and until definitive Notes are issued, all references to actions by holders of Notes issued in global form refer to actions taken by DTC upon instructions from its participants, and all references to payments and notices to the holders refer to payments and notices to the nominee of DTC as the registered holder of the offered Notes.

DTC has advised us and the underwriters as follows:

•
DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended.

•
DTC holds securities for its participating organizations, referred to as "direct participants," and facilitates the clearance and settlement of securities transactions, such as transfers and pledges, in deposited securities, through electronic computerized book-entry changes in direct participants' accounts, thereby eliminating the need for physical movement of securities certificates.

•
Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Indirect access to the DTC system is also available to others, referred to as "indirect participants," for example, securities brokers and dealers, banks, trust companies and clearing corporations, that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•
DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries.

•
The rules applicable to DTC and its direct and indirect participants are on file with the SEC. More information about DTC can be found at www.dtcc.com.

Purchases of Notes under the DTC system must be made by or through direct participants, which will receive a credit for the Notes in DTC's records. The ownership interest of each actual purchaser of Notes is in turn to be recorded on the direct and indirect participants' records. Beneficial owners of the Notes will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the Notes, except in the event that use of the book-entry system for the Notes is discontinued.

To facilitate subsequent transfers, all Notes deposited by direct participants are registered in the name of DTC's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Notes with DTC and their registration in the name of Cede & Co. or such other nominee does not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Notes; DTC's records reflect only the identity of the direct participants to whose accounts such Notes are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

The laws of some jurisdictions may require that certain persons take physical delivery in definitive form of securities which they own. Consequently, those persons may be prohibited from purchasing beneficial interests in the global notes from any beneficial owner or otherwise.

So long as DTC's nominee is the registered owner of the global notes, such nominee for all purposes will be considered the sole owner or holder of the Notes for all purposes under the indenture. Except as provided below, beneficial owners will not be entitled to have any of the Notes registered in their names, will not receive or be entitled to receive physical delivery of the Notes in definitive form and will not be considered the owners or holders thereof under the indenture.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the Notes. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the Notes are credited on the record date (identified in a listing attached to the omnibus proxy).

All payments on the global notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit direct participants' accounts upon DTC's receipt of funds and corresponding detail information from trustees or issuers on payment dates in accordance with their respective holdings shown on DTC's records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participant and not of DTC, the Trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) shall be the responsibility of the Trustee or us, disbursement of such payments to direct participants shall be the responsibility of DTC, and disbursement of such payments to the beneficial owners shall be the responsibility of direct and indirect participants.

DTC may discontinue providing its service as securities depositary with respect to the Notes at any time by giving reasonable notice to us or the Trustee. In addition, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). Under those circumstances, in the event that a successor securities depositary is not obtained, note certificates in fully registered form are required to be printed and delivered to beneficial owners of the global notes representing such Notes.

The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable (including DTC), but we take no responsibility for its accuracy.

Neither Marathon Oil, the Trustee nor the underwriters will have any responsibility or obligation to direct participants, or the persons for whom they act as nominees, with respect to the accuracy of the records of DTC, its nominee or any direct participant with respect to any ownership interest in the Notes, or payments to, or the providing of notice to direct participants or beneficial owners.

So long as the Notes are in DTC's book-entry system, secondary market trading activity in the Notes will settle in immediately available funds. We will make all applicable payments on the Notes issued as global notes in immediately available funds.

See "Description of Debt Securities" in the accompanying prospectus for additional information concerning the Notes, the indenture and the book-entry system.

Underwriting

J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC are acting as joint book-running managers of the offering and as representatives of the underwriters named below.

Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of Notes set forth opposite the underwriter's name.

Underwriter		Principal Amount of 2025 Notes		Principal Amount of 2045 Notes

J.P. Morgan Securities LLC	$		$
Morgan Stanley & Co. LLC

Total	$		$

Under the terms and conditions of the underwriting agreement, if the underwriters purchase any of the Notes, then the underwriters are obligated to purchase all of the Notes.

Each series of Notes is a new issue of securities with no established trading market and will not be listed on any national securities exchange. The underwriters have advised us that they intend to make a market for the Notes, but they have no obligation to do so and may discontinue market making at any time without providing notice. No assurance can be given as to the liquidity of any trading market for the Notes.

The underwriters propose to offer some of the Notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the Notes to dealers at the public offering price less a concession not to exceed         % of the principal amount in the case of the 2025 Notes and         % of the principal amount in the case of the 2045 Notes. The underwriters may allow, and dealers may reallow a concession to certain other dealers not to exceed         % of the principal amount in the case of the 2025 Notes and         % of the principal amount in the case of the 2045 Notes. After the initial offering of the Notes to the public, the representatives may change the public offering prices and concessions.

The following table shows the underwriting discounts that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the Notes):

Paid by Marathon Oil

Per 2025 Note		%
Per 2045 Note		%

In connection with the offering, J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC, on behalf of the underwriters, may purchase and sell Notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions.

Over-allotment involves syndicate sales of Notes in excess of the principal amount of Notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of Notes made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the Notes in this offering, if the syndicate repurchases previously distributed Notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may have the effect of preventing or retarding a decline in the market price of the Notes. They may also cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We estimate that our total expenses for this offering will be $          million.

We expect delivery of the Notes will be made against payment therefor on or about June     , 2015, which is the seventh business day following the pricing of the Notes (such settlement being referred to as "T+7"). Under Rule 15(c)6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date of pricing of the Notes or during the next succeeding three business days will be require, by virtue of the fact that the Notes initially will settle in T+7, to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

Some of the underwriters and their affiliates have, from time to time, performed various investment or commercial banking, financial advisory and lending services, including serving as counterparties to certain derivative and hedging arrangements, for us in the ordinary course of business for which they have received customary fees and expenses. Some of the underwriters or affiliates of some of the underwriters are lenders under some of our credit facilities.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Legal matters

Locke Lord LLP, Houston, Texas, will pass on the validity of the Notes offered in this prospectus supplement. The underwriters are being represented in connection with this offering by Cravath, Swaine and Moore LLP.

Experts

The consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Certain information regarding estimates of quantities of oil and natural gas reserves of Marathon Oil Corporation included in the Annual Report on Form 10-K of Marathon Oil Corporation for the year ended December 31, 2014, was audited in part by Ryder Scott Company, L.P. and Netherland, Sewell & Associates, Inc., independent petroleum consultants. Additionally, certain information regarding estimates of synthetic crude oil reserves was based on reports prepared by GLJ Petroleum Consultants LTD., independent petroleum consultants. We have incorporated such information in this prospectus supplement by reference to such Annual Report on Form 10-K in reliance on the authority of each such firm as experts in such matters.

Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy these materials at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC's public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains information we have filed electronically with the SEC, which you can access over the Internet at http://www.sec.gov. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus supplement and the accompanying prospectus form part of a registration statement we have filed with the SEC relating to, among other things, the Notes. As permitted by SEC rules, this prospectus supplement and the accompanying prospectus do not contain all the information we have included in the registration statement and the accompanying exhibits and schedules we have filed with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the Notes. The statements this prospectus supplement and the accompanying prospectus make pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement necessarily are summaries of their material provisions, and we qualify them in their entirety by reference to those exhibits for complete statements of their provisions. The registration statement, exhibits and schedules are available at the SEC's public reference room or through its Internet site.

The SEC allows us to "incorporate by reference" the information we have filed with the SEC, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus supplement and the accompanying prospectus and is deemed to be part of this prospectus supplement, except to the extent superseded by information contained herein or information contained in documents we file or furnish to the SEC after the date hereof. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all the Notes are sold:

•
our annual report on Form 10-K for the year ended December 31, 2014;

•
our quarterly report on Form 10-Q for the quarter ended March 31, 2015;

•
our current report on Form 8-K filed with the SEC on April 10, 2015 and April 30 ,2015; and

•
the portions of our definitive proxy statement on Schedule 14A filed on March 18, 2015, that are incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2014.

We also incorporate by reference into this prospectus supplement additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 from the date of this prospectus supplement until all of the Notes offered by this prospectus supplement have been issued as described in this prospectus supplement. We are not incorporating by reference any information furnished under Items 2.02 or 7.01 (or corresponding information furnished under Item 9.01 or included as an exhibit) in any past or future current report on Form 8-K that we file with the SEC, unless otherwise specified in such current report.

You may request a copy of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, at no cost, by writing or telephoning us at the following address:

  Marathon Oil Corporation
  5555 San Felipe Street
  Houston, Texas 77056-2723
  Attention: Corporate Secretary
  Telephone: (713) 629-6600

Prospectus

Marathon Oil Corporation

5555 San Felipe Street
Houston, Texas 77056-2723
(713) 629-6600

Senior Debt Securities
Subordinated Debt Securities
Common Stock
Preferred Stock
Warrants
Stock Purchase Contracts
Stock Purchase Units

We will provide additional terms of our securities in one or more supplements to this prospectus. You should read this prospectus and the related prospectus supplement carefully before you invest in our securities. No person may use this prospectus to offer and sell our securities unless a prospectus supplement accompanies this prospectus.	The Offering We may offer from time to time: senior debt securities; subordinated debt securities; common stock; preferred stock; warrants; stock purchase contracts; and stock purchase units.

        Our common stock is listed on the New York Stock Exchange under the symbol "MRO."

        Investing in our securities involves risks that are referenced in the "Risk Factors" section on page 3 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 28, 2014.

About This Prospectus	3
The Company	3
Risk Factors	3
Where You Can Find More Information	3
Forward-Looking Statements	5
Use of Proceeds	6
Ratios of Earnings to Fixed Charges and Earnings to Combined Fixed Charges and Preferred Stock Dividends	6
Description of Debt Securities	7
Description of Capital Stock	14
Description of Warrants	18
Description of Stock Purchase Contracts and Stock Purchase Units	19
Plan of Distribution	19
Legal Matters	20
Experts	20

About This Prospectus

        This prospectus is part of a registration statement that we have filed with the U.S. Securities and Exchange Commission (the "SEC") using a "shelf" registration process. Using this process, we may offer any combination of the securities this prospectus describes in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement and, if applicable, a pricing supplement that will describe the specific terms of the offering. The prospectus supplement and any pricing supplement may also add to, update or change the information contained in this prospectus. Please carefully read this prospectus, the prospectus supplement and any pricing supplement, in addition to the information contained in the documents we refer to under the heading "Where You Can Find More Information."

The Company

        Marathon Oil Corporation, a Delaware corporation ("Marathon Oil"), is an international energy company with operations in the United States, Angola, Canada, Equatorial Guinea, Gabon, Kenya, the Kurdistan Region of Iraq, Libya, Norway and the United Kingdom. Together with its subsidiaries, Marathon Oil is engaged in:

  •
  exploration, production and marketing of liquid hydrocarbons and natural gas in North America;

  •
  exploration, production and marketing of liquid hydrocarbons and natural gas outside of North America and the production and marketing of products manufactured from natural gas, such as liquefied natural gas and methanol, in Equatorial Guinea; and

  •
  mining, extraction and transportation of bitumen from oil sands deposits in Alberta, Canada, and upgrading of the bitumen for the production and marketing of synthetic crude oil and vacuum gas oil.

        In this prospectus, we refer to Marathon Oil, its wholly owned and majority owned subsidiaries and its ownership interests in equity affiliates as "we" or "us," unless we specifically state otherwise or the context indicates otherwise. Our principal executive offices are located at 5555 San Felipe Street, Houston, Texas 77056-2723, and our telephone number at that location is (713) 629-6600.

Risk Factors

        You should carefully consider the specific risks set forth under the caption "Risk Factors" in the applicable prospectus supplement, and under the caption "Risk Factors" in any of our filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), incorporated by reference in this prospectus, before making an investment decision. For more information, see "Where You Can Find More Information."

Where You Can Find More Information

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy these materials at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC's public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains information we have filed electronically with the SEC, which you can access over the Internet at http://www.sec.gov. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

        This prospectus is part of a registration statement we have filed with the SEC relating to the securities we may offer. As permitted by SEC rules, this prospectus does not contain all the information we have included in the registration statement and the accompanying exhibits and schedules we have filed with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the securities. The registration statement, exhibits and schedules are available at the SEC's public reference room or through its Internet site.

        The SEC allows us to "incorporate by reference" the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of this offering. The documents we incorporate by reference are:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2013; and

  •
  the description of our common stock contained in our registration statement on Form 8-A/A filed with the SEC on July 15, 2010 (as updated by our Current Report on Form 8-K filed on May 9, 2012).

        You may request a copy of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, at no cost, by writing to or telephoning us at the following address:

    Marathon Oil Corporation
    5555 San Felipe Street
    Houston, Texas 77056-2723
    Attention: Corporate Secretary
    Telephone: (713) 629-6600

        You should rely only on the information contained or incorporated by reference in this prospectus, the prospectus supplement and any pricing supplement. We have not authorized any person, including any salesman or broker, to provide information other than that provided in this prospectus, the prospectus supplement or any pricing supplement. We have not authorized anyone to provide you with different information. We are not making an offer of the securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus, the prospectus supplement and any pricing supplement is accurate only as of the date on its cover page and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

Forward-Looking Statements

        This prospectus, including the information we incorporate by reference, includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Exchange Act. You can identify our forward-looking statements by words such as "anticipates," "believes," "estimates," "expects," "forecasts," "plans," "predicts," "targets," "projects," "could," "may," "should" or "would" or other similar expressions that convey the uncertainty of future events or outcomes. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference.

        Forward-looking statements may include, but are not limited to, statements that relate to (or statements that are subject to risks, contingencies or uncertainties that relate to): levels of revenues, income from operations, net income or earnings per share; levels of liquidity and the availability of financing options; budgets or levels of capital, exploration, environmental, construction or maintenance expenditures; the success or timing of completion of ongoing or anticipated capital, exploration, construction or maintenance projects; volumes of production or sales of liquid hydrocarbons, natural gas, and synthetic crude oil; levels of worldwide prices of liquid hydrocarbons and natural gas; levels of liquid hydrocarbon, natural gas and synthetic crude oil reserves; the acquisition or divestiture of assets; the effect of restructuring or reorganization of business components; quantitative or qualitative factors about market risk; the potential effect of judicial proceedings on our business and financial condition; levels of common share repurchases; the impact of government legislation and budgetary and tax measures; and the anticipated effects of actions of third parties such as competitors, or federal, foreign, state or local governments and regulatory authorities.

        The forward-looking statements are not guarantees of future performance, and we caution you not to rely unduly on them. We have based many of these forward-looking statements on expectations and assumptions about future events that may prove to be inaccurate. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control.

Use of Proceeds

        Unless we inform you otherwise in the prospectus supplement, the net proceeds from the sale of the securities will be used for general corporate purposes, including repayment or refinancing of debt and funding for acquisitions, working capital requirements, capital expenditures and repurchases and redemptions of securities. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

Ratios of Earnings to Fixed Charges and Earnings to
Combined Fixed Charges and Preferred Stock Dividends

        Our ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for each of the periods indicated, in each case determined on a total enterprise basis are as follows:

	Years Ended December 31,
	2013	2012	2011	2010	2009
Ratio of earnings to fixed charges*	14.85	19.66	9.48	5.98	4.67

*
Due to agreements to sell our Angola assets in 2013, the spin-off of our downstream business in 2011 and the sale of our Ireland and Gabon businesses 2009, all relevant periods have been recast to reflect these businesses as discontinued operations.

        The preferred stock outstanding for any period presented in the table above did not affect the earnings to fixed charges calculation, and, accordingly, our ratio of earnings to combined fixed charges and preferred stock dividends is the same as our ratio of earnings to fixed charges.

        The term "earnings" is the amount resulting from adding the following items:

  •
  pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees;

  •
  fixed charges;

  •
  amortization of capitalized interest;

  •
  distributed income of equity investees; and

  •
  our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges;

and subtracting from the total the following:

  •
  interest capitalized;

  •
  preference security dividend requirements of consolidated subsidiaries; and

  •
  the minority interest in pre-tax income of subsidiaries that have not incurred fixed charges.

For this purpose, "fixed charges" consists of:

  •
  interest expense on all indebtedness and amortization of debt discount and expense, including discontinued operations;

  •
  interest capitalized, including discontinued operations;

  •
  an estimate of the portion of annual rental expense on operating leases that represents the interest factor attributable to rentals, including discontinued operations; and

  •
  pre-tax earnings required to cover preferred stock dividend requirements of consolidated subsidiaries.

Description of Debt Securities

        The debt securities this prospectus covers will be our general unsecured obligations. The debt securities will be either senior debt securities or subordinated debt securities. We will issue senior debt securities under a senior indenture dated as of February 26, 2002, between Marathon Oil and The Bank of New York Mellon Trust Company, N. A. (as successor to JPMorgan Chase Bank), as trustee, and we will issue subordinated debt securities under a subordinated indenture dated as of February 26, 2002, between Marathon Oil and The Bank of New York Mellon Trust Company, N. A. (as successor to JPMorgan Chase Bank), as trustee. In this description, we sometimes call the senior indenture and the subordinated indenture the "indentures."

        We have summarized the provisions of the indentures and the debt securities below. You should read the indentures for more details regarding the provisions described below and for other provisions that may be important to you. We have filed the indentures with the SEC as exhibits to the registration statement, and we will include any other instrument establishing the terms of any debt securities we offer as exhibits to a filing we will make with the SEC in connection with that offering. See "Where You Can Find More Information."

        The following description primarily relates to senior debt securities that we may issue under the senior indenture. We have summarized some of the provisions of the subordinated indenture below under the caption "—Subordinated Debt Securities." If we offer subordinated debt securities, we will provide more specific terms in the related prospectus supplement. In this summary description of the debt securities, all references to "Marathon Oil," "we" or "us" mean Marathon Oil Corporation only, unless we state otherwise or the context clearly indicates otherwise.

General

        The senior debt securities will constitute our senior debt and will rank equally with all of our unsecured and unsubordinated debt. The subordinated debt securities will be subordinated to, and thus have a position junior to, any senior debt securities and all our other senior debt. Neither indenture limits the amount of debt we may issue under the indentures, and neither limits the amount of other unsecured debt or securities we may incur or issue. We may issue debt securities under either indenture from time to time in one or more series, each in an amount we authorize prior to issuance.

        We derive substantially all of our operating income from, and hold substantially all our assets through, our subsidiaries. As a result, we will depend on distributions of cash flow and earnings of our subsidiaries in order to meet our payment obligations under any debt securities we offer under this prospectus and our other obligations. These subsidiaries are separate and distinct legal entities and will have no obligation to pay any amounts due on our debt securities or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or otherwise. In addition, provisions of applicable law, such as those limiting the legal sources of dividends, could limit their ability to make payments or other distributions to us and they could agree to contractual restrictions on their ability to make distributions.

        Our right to receive any assets of any subsidiary, and therefore the right of the holders of our debt securities to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors. In addition, even if we are a creditor of any subsidiary, our rights as a creditor would be subordinate to any security interest in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by us.

        We may issue the debt securities of any series in definitive form or as a book-entry security in the form of a global security registered in the name of a depositary we designate.

        We may issue the debt securities in one or more series with various maturities. They may be sold at par, at a premium or with an original issue discount.

Terms

        The prospectus supplement relating to any series of debt securities being offered will specify whether the debt securities are senior debt securities or subordinated debt securities and will include specific terms relating to the offering. These terms will include some or all of the following:

  •
  the title of the debt securities;

  •
  any limit on the aggregate principal amount of the debt securities;

  •
  the person or entity to whom any interest will be payable, if that person or entity is not the registered owner of the debt securities;

  •
  the date or dates on which the principal of and any premium on the debt securities will be payable;

  •
  the rates, which may be fixed or variable, per annum at which the debt securities will bear interest, if any, and the date or dates from which any interest will accrue;

  •
  the dates on which the interest, if any, on the debt securities will be payable, and the regular record dates for the interest payment dates or the method for determining those dates;

  •
  the place or places where payments on the debt securities will be payable;

  •
  the terms and conditions on which the debt securities may, under any optional or mandatory redemption provisions, be redeemed;

  •
  any mandatory or optional sinking fund or similar provisions or provisions for mandatory redemption or purchase at the option of the holder;

  •
  the denominations in which the debt securities will be issuable, if other than denominations of $1,000 or any multiple of that amount;

  •
  any index, formula or other method used to determine the amount of payment of principal of or any premium or interest on the debt securities;

  •
  if other than the currency of the United States of America, the currency of payment of principal of or any premium or interest on the debt securities;

  •
  if, at our election or the election of the holder, the principal of or any premium or interest on any debt securities is to be payable in one or more currencies or currency units other than those in which the debt securities are stated to be payable, the terms and conditions on which that election is to be made and the amount so payable;

  •
  if other than the full principal amount of the debt securities, the portion of the principal amount of the debt securities that will be payable on the declaration of acceleration of the maturity of the debt securities;

  •
  if the principal amount payable at maturity will not be determinable as of one or more dates prior to maturity, the amount that will be deemed to be the principal amount as of any such date;

  •
  any terms on which the debt securities may be convertible into or exchanged for our securities or indebtedness of any kind or of any other issuer or obligor and the terms and conditions on which a conversion or exchange will be effected, including the initial conversion or exchange price or rate, the conversion period and any other additional provisions;

  •
  the applicability of the defeasance provisions described below under "—Satisfaction and Discharge; Defeasance Under the Senior Indenture," and any conditions under which those provisions will apply;

  •
  if the debt securities will be issuable only in the form of a global security as described below under "—Book-entry Debt Securities," the depositary for the debt securities;

  •
  any changes in or additions to the events of default or covenants this prospectus describes;

  •
  the payment of any additional amounts with respect to the debt securities; and

  •
  any other terms of the debt securities.

        If we sell any of the debt securities for any foreign currency or currency unit or if payments on the debt securities are payable in any foreign currency or currency unit, we will describe in the prospectus supplement the restrictions, elections, tax consequences, specific terms and other information relating to those debt securities and the foreign currency or currency unit.

Restrictive Covenants Under the Senior Indenture

        We have agreed to two principal restrictions on our activities for the benefit of holders of the senior debt securities. The restrictive covenants summarized below will apply to a series of senior debt securities (unless waived or amended) as long as any of those senior debt securities are outstanding, unless the prospectus supplement for the series states otherwise.

  Creation of Certain Liens

        If we or any of our subsidiaries mortgages or encumbers as security for money borrowed any property capable of producing oil or gas which (1) is located in the United States and (2) is determined to be a principal property by our board of directors in its discretion, we will, or will cause such subsidiary to, secure each series of senior debt equally and ratably with all obligations secured by the mortgage then being given. This covenant will not apply in the case of any mortgage:

  •
  existing on the date of the senior indenture;

  •
  incurred in connection with the acquisition or construction of any property;

  •
  previously existing on acquired property or existing on the property of any entity when it becomes a subsidiary of ours;

  •
  in favor of the United States, any state, or any agency, department, political subdivision or other instrumentality of either, to secure payments to us under the provisions of any contract or statute;

  •
  in favor of the United States, any state, or any agency, department, political subdivision or other instrumentality of either, to secure borrowings for the purchase or construction of the property mortgaged;

  •
  in connection with a sale or other transfer of (1) oil, gas or other minerals in place for a period of time until, or in an amount such that, the purchase will realize a specified amount of money or a specified amount of minerals or (2) any interest of the character commonly referred to as an "oil payment" or a "production payment";

  •
  to secure the cost of the repair, construction, improvement, alteration, exploration, development or drilling of all or part of a principal property;

  •
  on various facilities and personal property located at or on a principal property;

  •
  arising in connection with the sale of accounts receivable resulting from the sale of oil or gas at the wellhead; or

  •
  that is a renewal of or substitution for any mortgage permitted under any of the provisions described in the preceding clauses.

        In addition, we may, and may permit our subsidiaries to, grant mortgages or incur liens on property covered by the restriction described above as long as the net book value of the property so encumbered, together with all property subject to the restriction on sale and leaseback transactions described below, does not, at the time such Mortgage or lien is granted, exceed 10% of our "Consolidated Net Tangible Assets," which the senior indenture defines to mean the aggregate value of all assets of us and our subsidiaries after deducting:

  •
  all current liabilities, excluding all long-term debt due within one year;

  •
  all investments in unconsolidated subsidiaries and all investments accounted for on the equity basis; and

  •
  all goodwill, patents and trademarks, unamortized debt discount and other similar intangibles;

all determined in conformity with generally accepted accounting principles and calculated on a basis consistent with our most recent audited consolidated financial statements.

  Limitations on Certain Sale and Leaseback Transactions

        We and our subsidiaries are generally prohibited from selling and leasing back the principal properties described above under "—Creation of Certain Liens." However, this covenant will not apply if:

  •
  the lease is an intercompany lease between us and one of our subsidiaries or between any of our subsidiaries;

  •
  the lease is for a temporary period by the end of which it is intended that the use of the leased property will be discontinued;

  •
  we or a subsidiary of ours could mortgage the property without equally and ratably securing the senior debt securities under the covenant described above under the caption "—Creation of Certain Liens";

  •
  the transfer is incident to or necessary to effect any operating, farm-out, farm-in, unitization, acreage exchange, acreage contribution, bottom-hole or dry-hole arrangement or pooling agreement or other agreement of the same general nature relating to the acquisition, exploration, maintenance, development or operation of oil and gas properties in the ordinary course of business or as required by any regulatory agency having jurisdiction over the property; or

  •
  we promptly inform the trustee of the sale, the net proceeds of the sale are at least equal to the fair value of the property and within 180 days of the sale the net proceeds are applied to the retirement or in-substance defeasance of our funded debt (subject to reduction, under circumstances the senior indenture specifies).

        As of the date of this prospectus, neither we nor any of our subsidiaries has any property that our board of directors has determined to be a principal property.

Merger, Consolidation and Sale of Assets

        The senior indenture provides that we may not merge or consolidate with any other entity or sell or convey all or substantially all our assets except as follows:

  •
  we are the continuing corporation or the successor entity (if other than us) is a corporation or other entity organized under the laws of the United States or any state thereof that expressly assumes our obligations under the senior indenture and the outstanding senior debt securities; and

  •
  immediately after the merger, consolidation, sale or conveyance, no event of default under the senior indenture shall have occurred and be continuing.

        On the assumption by the successor of the obligations under the indentures, the successor will be substituted for us, and we will be relieved of any further obligation under the indentures and the debt securities.

Events of Default Under the Senior Indenture

        The senior indenture defines an event of default with respect to the senior debt securities of any series as being:

  (1)
  our failure to pay interest on any senior debt security of that series when due, continuing for 30 days;

  (2)
  our failure to pay the principal of or premium on any senior debt security of that series when due and payable;

  (3)
  our failure to deposit any sinking fund payment when due by the terms of the senior debt securities of that series;

  (4)
  our failure to perform under any other covenant or warranty applicable to the senior debt securities of that series and not specifically dealt with in the definition of "event of default" for a period of 90 days after written notice to us of that failure;

  (5)
  specified events of bankruptcy, insolvency or reorganization; or

  (6)
  any other event of default provided with respect to the senior debt securities of that series.

        The trustee is required to give holders of the senior debt securities of any series written notice of a default with respect to that series as provided by the Trust Indenture Act. In the case of any default of the character described above in clause (4) of the immediately preceding paragraph, no such notice to holders must be given until at least 60 days after the occurrence of that default.

        We are required annually to deliver to the trustee an officer's certificate stating whether or not the signers have any knowledge of any default by us in our performance and observance of any terms, provisions and conditions of the senior indenture.

        In case an event of default (other than an event of default involving an event of bankruptcy, insolvency or reorganization) shall occur and be continuing with respect to any series, the trustee or the holders of not less than 25% in principal amount of the senior debt securities of that series then outstanding may declare the principal amount of those senior debt securities (or, in the case of any senior debt securities we issue at an original issue discount, the portion of such principal amount that we will specify in the applicable prospectus supplement) to be due and payable. If an event of default relating to any event of bankruptcy, insolvency or reorganization occurs, the principal of all the senior debt securities then outstanding (or, in the case of any senior debt securities we issue at an original issue discount, the portion of such principal amount that we will specify in the applicable prospectus supplement) will become immediately due and payable without any action on the part of the applicable trustee or any holder. The holders of a majority in principal amount of the outstanding senior debt securities of any series affected by the default may in some cases rescind this accelerated payment requirement. Depending on the terms of our other indebtedness, an event of default may give rise to cross defaults on our other indebtedness.

        Any past default with respect to a series of senior debt securities may be waived on behalf of all holders of those senior debt securities by at least a majority in principal amount of the holders of the outstanding senior debt securities of that series, except a default:

  •
  in the payment of principal of or any premium or interest on any senior debt security of that series; or

  •
  respecting a covenant or provision that cannot be modified without the consent of the holder of each outstanding senior debt security of that series.

        Any default that is so waived will cease to exist and any event of default arising from that default will be deemed to be cured for every purpose under the senior indenture, but no such waiver will extend to any subsequent or other default or impair any right arising from a subsequent or other default.

        A holder of a senior debt security of any series will be able to pursue any remedy under the senior indenture only if:

  •
  the holder has given prior written notice to the trustee of a continuing event of default with respect to the senior debt securities of that series;

  •
  the holders of at least 25% in principal amount of the outstanding senior debt securities of that series have made a written request to the trustee to institute proceedings with respect to the event of default;

  •
  the holders making the request have offered the trustee reasonable indemnity against costs, expenses and liabilities to be incurred in compliance with the request;

  •
  the trustee for 60 days after its receipt of the notice, request and offer of indemnity has failed to institute any such proceeding; and

  •
  during that 60-day period, the holders of a majority in principal amount of the senior debt securities of that series do not give the trustee a direction inconsistent with the request.

        Holders of senior debt securities, however, are entitled at any time to bring a lawsuit for the payment of principal and interest due on their debt securities on or after its due date. It is intended that rights provided for holders under the senior indenture are for the equal and ratable benefit of all such holders.

Modification of the Senior Indenture

        We and the trustee may modify the senior indenture without the consent of the holders of the senior debt securities for one or more of the following purposes:

  •
  to evidence the succession of another person to us;

  •
  to add to covenants for the benefit of the holders of senior debt securities or to surrender any right or power conferred on us by the senior indenture;

  •
  to add additional events of default for the benefit of holders of all or any series of senior debt securities;

  •
  to add or change provisions of the senior indenture to allow the issuance of senior debt securities in other forms;

  •
  to add to, change or eliminate any of the provisions of the senior indenture respecting one or more series of senior debt securities under conditions the senior indenture specifies;

  •
  to secure the senior debt securities under the requirements of the senior indenture or otherwise;

  •
  to establish the form or terms of senior debt securities of any series as permitted by the senior indenture;

  •
  to evidence the appointment of a successor trustee; or

  •
  to cure any ambiguity or to correct or supplement any provision of the senior indenture that may be defective or inconsistent with any other provision in the senior indenture, or to make any other provisions with respect to matters or questions arising under the senior indenture as shall not adversely affect the interests of the holders of senior debt securities of any series in any material respect.

        We and the trustee may otherwise modify the senior indenture or any supplemental senior indenture with the consent of the holders of not less than a majority in aggregate principal amount of each series of senior debt securities affected. However, without the consent of the holder of each outstanding senior debt security affected, no modification may:

  •
  change the fixed maturity or reduce the principal amount, reduce the rate or extend the time of payment of any premium or interest thereon, or change the currency in which the senior debt securities are payable, or adversely affect any right of the holder of any senior debt security to require us to repurchase that senior debt security; or

  •
  reduce the percentage of senior debt securities required for consent to any such modification or supplemental indenture.

Satisfaction and Discharge; Defeasance Under the Senior Indenture

        The senior indenture will be satisfied and discharged if:

  •
  we deliver to the trustee all senior debt securities then outstanding for cancellation; or

  •
  all senior debt securities have become due and payable or are to become due and payable within one year or are to be called for redemption within one year and we deposit an amount of cash sufficient to pay the principal of and premium, if any, and interest on those senior debt securities to the date of maturity or redemption.

        In addition to the right of discharge described above, we may deposit with the trustee funds or government securities sufficient to make payments on the senior debt securities of a series on the dates those payments are due and payable, then, at our option, either of the following will occur:

  •
  we will be discharged from our obligations with respect to the senior debt securities of that series ("legal defeasance"); or

  •
  we will no longer have any obligation to comply with the restrictive covenants under the senior indenture, and the related events of default will no longer apply to us, but some of our other obligations under the senior indenture and the senior debt securities of that series, including our obligation to make payments on those senior debt securities, will survive ("covenant defeasance").

        If we defease a series of senior debt securities, the holders of the senior debt securities of the series affected will not be entitled to the benefits of the senior indenture, except for our obligations to:

  •
  register the transfer or exchange of senior debt securities;

  •
  replace mutilated, destroyed, lost or stolen senior debt securities; and

  •
  maintain paying agencies and hold moneys for payment in trust.

        As a condition to either legal defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel that the holders of the senior debt securities will not recognize gain or loss for federal income tax purposes as a result of the action.

Subordinated Debt Securities

        Although the senior indenture and the subordinated indenture are generally similar and many of the provisions discussed above pertain to both senior and subordinated debt securities, there are many substantive differences between the two indentures. This section discusses some of those differences.

  Subordination

        Subordinated debt securities will be subordinate, in right of payment, to all "senior debt," which the subordinated indenture defines to mean, with respect to Marathon Oil, the principal of and premium, if any, and interest on:

  •
  all indebtedness of Marathon Oil, whether outstanding on the date of the subordinated indenture or subsequently created, incurred or assumed, which is for money borrowed, or evidenced by a note or similar instrument given in connection with the acquisition of any business, properties or assets, including securities;

  •
  any indebtedness of others of the kinds described in the preceding clause for the payment of which Marathon Oil is responsible or liable (directly or indirectly, contingently or otherwise) as guarantor or otherwise; and

  •
  amendments, renewals, extensions and refundings of any indebtedness described in the two preceding clauses, unless in any instrument or instruments evidencing or securing that indebtedness or pursuant to which the same is outstanding, or in any such amendment, renewal, extension or refunding, it is expressly provided that such indebtedness is not superior in right of payment to the subordinated debt securities of any series.

  Terms of Subordinated Debt Securities May Contain Conversion or Exchange Provisions

        The prospectus supplement for a particular series of subordinated debt securities will include some or all of the specific terms discussed above under "—General" and "—Terms." Additionally, the prospectus supplement may contain subordination provisions (to the extent that those provisions might differ from those provided in the subordinated indenture) and, if applicable, conversion or exchange provisions.

  Modification of the Subordinated Indenture

        The subordinated indenture may be modified by us and the trustee without the consent of the holders of the subordinated debt securities for one or more of the purposes we discuss above under "—Modification of the Senior Indenture." Additionally, we and the trustee may modify the subordinated indenture to make provision with respect to any conversion or exchange rights as contemplated in that indenture.

  Defeasance of Subordinated Debt Securities

        The subordination of the subordinated debt securities is expressly made subject to the provisions for legal defeasance and covenant defeasance (for similar provisions, see "—Satisfaction and Discharge; Defeasance Under the Senior Indenture"). On the effectiveness of any legal defeasance or covenant defeasance with respect to outstanding subordinated debt securities, those debt securities will cease to be subordinated.

Governing Law

        New York law will govern the indentures and the debt securities.

The Trustee

        The Bank of New York Mellon Trust Company, N.A. (as successor to JPMorgan Chase Bank) is the trustee under each of the indentures. The Bank of New York Mellon Trust Company, N.A. also serves as trustee relating to a number of series of debt and other long-term repayment obligations of us and our subsidiaries as of January 31, 2014. Certain affiliates of The Bank of New York Mellon Trust Company, N.A. perform various commercial banking services for us, for which they receive customary fees, and are lenders under our principal revolving credit facility.

        If an event of default occurs and is continuing, the trustee must use the degree of care and skill of a prudent person in the conduct of his own affairs. The trustee will become obligated to exercise any of its powers under the indentures at the request of any of the holders of any debt securities only after those holders have offered the trustee indemnity reasonably satisfactory to it.

        Each indenture limits the right of the trustee, if it is one of our creditors, to obtain payment of claims or to realize on certain property received for any such claim, as security or otherwise. The trustee may engage in other transactions with us. If it acquires any conflicting interest, however, it must eliminate that conflict or resign.

Exchange, Registration and Transfer

        Debt securities of any series will be exchangeable for other debt securities of the same series with the same total principal amount and the same terms but in different authorized denominations in accordance with the applicable indenture. Holders may present registered debt securities for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request.

        Unless we inform you otherwise in the prospectus supplement, we will appoint the trustee under each indenture as security registrar for the debt securities we issue in registered form under that indenture. If the prospectus supplement refers to any transfer agent initially designated by us, we may at any time rescind that designation or approve a change in the location through which any transfer agent acts. We will be required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional transfer agents for any series of debt securities or rescind the designation of any transfer agent. No service charge will be made for any registration of transfer or exchange of those securities. We or the trustee may, however, require the payment of any tax or other governmental charge payable for that registration.

        In the case of any redemption, neither the security registrar nor the transfer agent will be required to register the transfer of or exchange of any debt security:

  •
  during a period beginning 15 business days before the day of mailing of the relevant notice of redemption and ending on the close of business on that day of mailing; or

  •
  if we have called the debt security for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

Payment and Paying Agents

        Unless we inform you otherwise in the prospectus supplement, we will make payments on the debt securities in U.S. dollars at the office of the applicable trustee or any paying agent we designate. At our option, we may make payments by check mailed to the holder's registered address or, with respect to global debt securities, by wire transfer. Unless we inform you otherwise in the prospectus supplement, we will make interest payments to the person in whose name the debt security is registered at the close of business on the record date for the interest payment.

        Unless we inform you otherwise in the prospectus supplement, we will designate the trustee under each indenture as our paying agent for payments on debt securities we issue under that indenture. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

        Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent will repay to us on our written request any funds they hold for payments on the debt securities that remain unclaimed for two years after the date upon which that payment has become due. After repayment to us, holders entitled to those funds must look only to us for payment.

Book-entry Debt Securities

        We may issue the debt securities of a series in the form of one or more global debt securities that would be deposited with a depositary or its nominee identified in the prospectus supplement. We may issue global debt securities in either temporary or permanent form. We will describe in the prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global debt security.

Description of Capital Stock

        Our authorized capital stock consists of:

  •
  1,100,000,000 shares of common stock; and

  •
  26,000,000 shares of preferred stock, issuable in series.

        Each authorized share of common stock has a par value of $1.00. The authorized shares of preferred stock have no par value. As of January 31, 2014, 696,944,638 shares of common stock were issued and outstanding, and 73,193,447 shares of common stock were held as treasury shares. As of January 31, 2014, no shares of our preferred stock were issued and outstanding.

        In the discussion that follows, we have summarized the material provisions of our restated certificate of incorporation and by-laws relating to our capital stock. This discussion is subject to the relevant provisions of Delaware law and is qualified in its entirety by reference to our restated certificate of incorporation and by-laws. You should read the provisions of the restated certificate of incorporation and by-laws as currently in effect for more details regarding the provisions described below and for other provisions that may be important to you. We have filed copies of those documents with the SEC, and they are incorporated by reference as exhibits to the registration statement. See "Where You Can Find More Information."

Common Stock

        Each share of common stock has one vote in the election of each director and on all other matters voted on generally by the stockholders. No share of common stock affords any cumulative voting rights. This means that the holders of a majority of the voting power of the shares voting for the election of directors can elect all directors to be elected if they choose to do so. Our board of directors may grant holders of preferred stock, in the resolutions creating the series of preferred stock, the right to vote on the election of directors or any questions affecting us.

        Holders of common stock will be entitled to dividends in such amounts and at such times as our board of directors in its discretion may declare out of funds legally available for the payment of dividends. Dividends on the common stock will be paid at the discretion of our board of directors after taking into account various factors, including:

  •
  our financial condition and performance;

  •
  our cash needs and capital investment plans;

  •
  our obligations to holders of any preferred stock we may issue;

  •
  income tax consequences; and

  •
  the restrictions Delaware and other applicable laws then impose.

        In addition, the terms of the loan agreements, indentures and other agreements we enter into from time to time may restrict the payment of cash dividends.

        If we liquidate or dissolve our business, the holders of common stock will share ratably in all assets available for distribution to stockholders after our creditors are paid in full and the holders of all series of our outstanding preferred stock, if any, receive their liquidation preferences in full.

        The common stock has no preemptive rights and is not convertible or redeemable or entitled to the benefits of any sinking or repurchase fund. All issued and outstanding shares of common stock are fully paid and nonassessable. Any shares of common stock we may offer and sell under this prospectus will also be fully paid and nonassessable.

        Our outstanding shares of the common stock are listed on the New York Stock Exchange and trade under the symbol "MRO." Any additional shares of common stock we may offer and sell under this prospectus will also be listed on the New York Stock Exchange.

        The transfer agent and registrar for the common stock is Computershare Trust Company, N.A.

Preferred Stock

        At the direction of our board of directors, without any action by the holders of our common stock, we may issue one or more series of preferred stock from time to time. Our board of directors can determine the number of shares of each series of preferred stock and the designation, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions applicable to any of those rights, including dividend rights, voting rights, conversion or exchange rights, terms of redemption and liquidation preferences, of each series.

        The prospectus supplement relating to any series of preferred stock we offer will include specific terms relating to the offering. These terms will include some or all of the following:

  •
  the series designation of the preferred stock;

  •
  the maximum number of shares of the series;

  •
  the dividend rate or the method of calculating the dividend, the date from which dividends will accrue and whether dividends will be cumulative;

  •
  any liquidation preference;

  •
  any optional redemption provisions;

  •
  any sinking fund or other provisions that would obligate us to redeem or repurchase the preferred stock;

  •
  any terms for the conversion or exchange of the preferred stock for any other securities;

  •
  any voting rights; and

  •
  any other preferences and relative, participating, optional or other special rights or any qualifications, limitations or restrictions on the rights of the shares.

        Any preferred stock we offer and sell under this prospectus will be fully paid and nonassessable.

        The registration statement will include the certificate of designation as an exhibit or will incorporate the certificate of designation by reference. You should read that document for provisions that may be important to you.

        The existence of undesignated preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of preferred stock may adversely affect the rights of the holders of common stock. For example, any preferred stock issued may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. As a result, the issuance of shares of preferred stock may discourage bids for common stock or may otherwise adversely affect the market price of the common stock or any existing preferred stock.

Limitation on Directors' Liability

        Delaware law authorizes Delaware corporations to limit or eliminate the personal liability of their directors to them and their stockholders for monetary damages for breach of a director's fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations Delaware law authorizes, directors of Delaware corporations are accountable to those corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Delaware law enables Delaware corporations to limit available relief to equitable remedies such as injunction or rescission. Our restated certificate of incorporation limits the liability of the members of our board of directors by providing that no director will be personally liable to us or our stockholders for monetary damages for any breach of the director's fiduciary duty as a director, except for liability:

  •
  for any breach of the director's duty of loyalty to us or our stockholders;

  •
  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; and

  •
  for any transaction from which the director derived an improper personal benefit.

        This provision could have the effect of reducing the likelihood of derivative litigation against our directors and may discourage or deter our stockholders or management from bringing a lawsuit against our directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us and our stockholders. Our by-laws provide indemnification to our officers and directors and other specified persons with respect to their conduct in various capacities.

Statutory Business Combination Provision

        As a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an "interested stockholder," which is defined generally as a person owning 15% or more of a Delaware corporation's outstanding voting stock or any affiliate or associate of that person, from engaging in a broad range of "business combinations" with the corporation for three years following the date that person became an interested stockholder unless:

  •
  before that person became an interested stockholder, the board of directors of the corporation approved the transaction in which that person became an interested stockholder or approved the business combination;

  •
  on completion of the transaction that resulted in that person's becoming an interested stockholder, that person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than stock held by (1) directors who are also officers of the corporation or (2) any employee stock plan that does not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  following the transaction in which that person became an interested stockholder, both the board of directors of the corporation and the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by that person approve the business combination.

        Under Section 203, the restrictions described above also do not apply to specific business combinations proposed by an interested stockholder following the announcement or notification of designated extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors, if a majority of the directors who were directors prior to any person's becoming an interested stockholder during the previous three years, or were recommended for election or elected to succeed those directors by a majority of those directors, approve or do not oppose that extraordinary transaction.

Other Matters

        Some of the provisions of our restated certificate of incorporation and by-laws discussed below may have the effect, either alone or in combination with the provisions of our restated certificate of incorporation discussed above and Section 203 of the Delaware General Corporation Law, of making more difficult or discouraging a tender offer, proxy contest, merger or other takeover attempt that our board of directors opposes but that a stockholder might consider to be in its best interest.

        Our restated certificate of incorporation provides that our stockholders may act only at an annual or special meeting of stockholders and may not act by written consent. Our by-laws provide that special meetings may be called by our board of directors or upon the written request of stockholders who individually, or collectively, have continuously held 20% or more of the outstanding shares of our common stock for at least one year prior to the date we receive such request.

        Our restated certificate of incorporation provides that the number of directors will be fixed from time to time by, or in the manner provided in, our by-laws, but will not be less than three.

        Our by-laws contain advance-notice and other procedural requirements that apply to stockholder nominations of persons for election to our board of directors at any annual meeting of stockholders and to stockholder proposals that stockholders take any other action at any annual meeting. A stockholder proposing to nominate a person for election to the board of directors or proposing that any other action be taken at an annual meeting of stockholders must give our corporate secretary written notice of the proposal not less than 90 days and not more than 120 days before the first anniversary of the date on which we first mailed our proxy materials for the immediately preceding year's annual meeting of stockholders. These stockholder proposal deadlines are subject to exceptions if the pending annual meeting date is more than 30 days prior to or more than 30 days after the first anniversary of the immediately preceding year's annual meeting. Our by-laws prescribe specific information that any such stockholder notice must contain. These advance-notice provisions may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of those nominees or proposals might be harmful or beneficial to us and our stockholders.

        Our restated certificate of incorporation provides that our stockholders may adopt, amend and repeal our by-laws at any regular or special meeting of stockholders by an affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on that action, provided the notice of intention to adopt, amend or repeal the by-laws has been included in the notice of that meeting.

Description of Warrants

        We may issue warrants to purchase debt securities, common stock, preferred stock or other securities. We may issue warrants independently or together with other securities. Warrants issued with other securities may be attached to or separate from those other securities. If we issue warrants, we will do so under one or more warrant agreements between us and a warrant agent that we will name in the prospectus supplement.

        If we offer any warrants, we will file the forms of warrant certificate and warrant agreement with the SEC, and you should read those documents for provisions that may be important to you.

        The prospectus supplement relating to any warrants being offered will include specific terms relating to the offering. These terms will include some or all of the following:

  •
  the title of the warrants;

  •
  the aggregate number of warrants offered;

  •
  the designation, number and terms of the debt securities, common stock, preferred stock or other securities purchasable on exercise of the warrants, and procedures that may result in the adjustment of those numbers;

  •
  the exercise price of the warrants;

  •
  the dates or periods during which the warrants are exercisable;

  •
  the designation and terms of any securities with which the warrants are issued;

  •
  if the warrants are issued as a unit with another security, the date on and after which the warrants and the other security will be separately transferable;

  •
  if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

  •
  any minimum or maximum amount of warrants that may be exercised at any one time;

  •
  any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants; and

  •
  any other terms of the warrants.

        Warrant certificates will be exchangeable for new warrant certificates of different denominations at the office indicated in the prospectus supplement. Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities subject to the warrants.

Modifications

        We may amend the warrant agreements and the warrants without the consent of the holders of the warrants to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision, or in any other manner that will not materially and adversely affect the interests of holders of outstanding warrants.

        We may also modify or amend various other terms of the warrant agreements and the warrants with the consent of the holders of not less than a majority in number of the then outstanding unexercised warrants affected. Without the consent of the holders affected, however, no modification or amendment may:

  •
  shorten the period of time during which the warrants may be exercised; or

  •
  otherwise materially and adversely affect the exercise rights of the holders of the warrants.

Enforceability of Rights

        The warrant agent will act solely as our agent and will not assume any agency or trust obligation or relationship for or with any holder or beneficial owner of warrants. The warrant agent will not have any duty or responsibility if we default under the warrant agreements or the warrant certificates. A warrant holder may, without the consent of the warrant agent, enforce by appropriate legal action on its own behalf the holder's right to exercise the holder's warrants.

Description of Stock Purchase Contracts and Stock Purchase Units

        We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock at a future date or dates. We may fix the price per share of common stock and the number of shares of common stock at the time the stock purchase contracts are issued or by reference to a specific formula set forth in the stock purchase contracts. We may issue the stock purchase contracts separately or as part of units, which we refer to as "stock purchase units," consisting of a stock purchase contract and our debt securities or debt obligations of third parties, including U.S. treasury securities, securing the holders' obligations to purchase the common stock under the stock purchase contracts. The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or refunded on some basis.

        The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contracts and, if applicable, collateral or depositary arrangements relating to the stock purchase contracts or stock purchase units. The applicable prospectus supplement will also describe material U.S. federal income tax considerations applicable to the stock purchase units and the stock purchase contracts.

Plan of Distribution

        We may sell the securities in and outside the United States through underwriters or dealers, directly to purchasers or through agents.

Sale Through Underwriters or Dealers

        If we use underwriters in the sale of the offered securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to several conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

        During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if such offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, these activities may be discontinued at any time.

        If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

        We may sell the securities directly. In that event, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

        We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Contracts

        If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from various types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions the prospectus supplement describes. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

        We may have agreements with the agents, dealers and underwriters to indemnify them against civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

Legal Matters

        Baker Botts L.L.P., Houston, Texas, our outside counsel, will issue an opinion about the legality of any securities we offer through this prospectus. Any underwriters will be advised about issues relating to any offering by their own legal counsel.

Experts

        The consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of Marathon Oil for the year ended December 31, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        Certain information regarding estimates of quantities of oil and natural gas reserves of Marathon Oil included in the Annual Report on Form 10-K of Marathon Oil Corporation for the year ended December 31, 2013, was audited in part by Ryder Scott Company, L.P. and Netherland, Sewell & Associates, Inc., independent petroleum consultants. Additionally, certain information regarding estimates of synthetic crude oil reserves was based on reports prepared by GLJ Petroleum Consultants LTD., independent petroleum consultants. We have incorporated such information in this prospectus by reference to such Annual Report on Form 10-K in reliance on the authority of each such firm as experts in such matters.

$

$             % Senior notes due 2025
$             % Senior notes due 2045

Prospectus Supplement

Joint Book-Running Managers

J.P. Morgan	Morgan Stanley

June     , 2015